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                                                                       EXHIBIT 6
                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of October 11, 1999, between The Centris Group, Inc., a Delaware corporation (the "Company"), and David L. Cargile ("Cargile"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement (hereafter defined).

                                    RECITALS

     A. The Company, HCC Insurance Holdings, Inc., a Delaware corporation ("HCC") and Merger Sub of Delaware, Inc., a Delaware corporation ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated as of October 11, 1999, relating to the acquisition of the Company by HCC (the "Merger Agreement").

     B. Cargile has served as a director, Chairman of the Board, President and Chief Executive Officer of the Company, and has gained an expertise in the specialty insurance business conducted by the Company.

     C. HCC has advised Cargile that his service as a director and officer of the Company will be terminated on the date that the Merger Subsidiary accepts for payments at least a majority of Company Shares pursuant to the Offer.

     D. HCC desires that the Company continue to receive the benefit of Cargile's expertise for six months following termination of his full-time employment by having him serve as an independent consultant to the Company.

                                   AGREEMENT

     In consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. Term. The term of this Agreement shall commence on the first day after the Merger Subsidiary accepts for payments at least a majority of Company Shares pursuant to the Offer and shall expire six months thereafter (the "Term").

     2. Consulting Services. During the Term of this Agreement, Cargile shall provide the Company consulting services as reasonably requested by the Company (the "Services"). Without limiting the foregoing, the Services shall include strategic, management and financial advisory services comparable to such services he heretofore provided the Company as its Chief Executive Officer, all such Services to be provided as requested by the Company. Cargile shall have no authority to act on behalf of the Company. The services provided herein by Cargile shall not preclude Cargile from accepting any full or part time employment with any other employer or from engaging in consulting services for any other company or entity. The Company agrees that Cargile may give such other obligations priority over Cargile's obligations hereunder.

     3. Consulting Compensation. For Services, the Company shall pay Cargile $30,000 per month and for Cargile's covenants of nonsolicitation and confidentiality under this Agreement, the Company shall pay Cargile $30,000 per month (a total of $360,000 for the six months), payable at the same times per month as the Company's regular compensation schedule for employees (with the first and last calendar months of the period covered by this Agreement prorated as necessary). Any payments not made by the Company as required hereunder shall bear interest at 8% per annum.

     4. Expenses; Transportation. If the Company requests that Cargile incur expenses in connection with the Services that he is to provide under this Agreement, the Company shall pay directly or reimburse Cargile for all such expenses (including travel on a first class basis). Cargile agrees to provide the Company verification of all expenses as currently required by the Company. During the term of this Agreement, the
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Company agrees to permit Cargile to continue to utilize the Company automobile currently provided to him and to pay for all expenses thereof (including operating expenses) on the same basis as is in effect on the date hereof.

     5. No Withholding. Because Cargile is retained as an independent contractor and not as an employee, the Company and Cargile acknowledge and agree that no federal and state taxes or social security contributions shall be made by the Company from the payments made to Cargile pursuant to Section 3, and that Cargile will remain solely liable for the payment of all such taxes. Cargile further acknowledges that the Company will report compensation paid pursuant to this Agreement on a Form 1099 at the end of the year 2000.

     6. Continuation of Employment. Nothing contained in this Agreement shall be construed to create or imply any contract of employment between Cargile and the Company, to confer upon Cargile any right to continue in the employ of the Company (either before or after the Offer is consummated) or to confer on the Company any right to require Cargile's continued employment.

     7. Nonsolicitation. Cargile hereby covenants that during the term of this Agreement he will not, directly or indirectly, (i) solicit or engage in any discussions relating to the hiring of any Company employee to become an employee of any other trade or business or as a consultant to any other trade or business or (ii) solicit or engage in any discussions with any person or entity to terminate such person's contractual and/or business relationship with the Company.

     8. Confidentiality. Cargile agrees that during the Term of this Agreement, he will not disclose to any person, or otherwise use or exploit, any proprietary or confidential information, including without limitation trade secrets, customer lists, proposals, reports, methods, processes, techniques, computer software or programming, budgets or other financial information or non-public information, regarding the Company, its business, properties or affairs, obtained by Cargile at any time during Cargile's employment by the Company, except to the extent necessary in the performance of his duties for the Company. This Section 8 shall not apply to information that is in the public domain, information that is generally known in the insurance industry, or information that Cargile can demonstrate he acquired independently of his employment with or in rendering Services to the Company.

     9. Indemnification. The Company shall indemnify Cargile to the same extent and subject to the same limitations as if he was an officer or employee of the Company with respect to any work undertaken by Cargile at the Company's request under this Agreement.

     10. Notices. All notices, demands or other communications provided for in this Agreement shall be in writing and shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other reputable overnight delivery service, by telecopy (confirmation of receipt received), or by United States mail, certified or registered, return receipt requested, and shall be deemed delivered when so delivered by hand, overnight delivery or telecopy, or if mailed five days after the date of mailing, properly addressed as follows:

      If to the Company:                           If to Cargile:

      The Centris Group, Inc.                      David L. Cargile
      650 Town Center Drive                        26231 Mount Diablo Road
      Costa Mesa, CA 92626                         Laguna Hills, CA 92653
      Attn: Chief Executive Officer                Telecopy: (949) 831-2123
      Telecopy: (714) 549-1600

or such other address as either party may have furnished to the other in writing in accordance herewith.

     11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Cargile and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or

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dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of California.

     13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     15. Legal Fees and Expenses. It is the intent of the Company that Cargile not be required to incur any legal fees or disbursements associated with the enforcement of his rights under this Agreement. The Company or its successor shall pay or cause to be paid and shall reimburse Cargile for any and all reasonable attorneys' and related fees and expenses so incurred by Cargile.

     16. Successors. The parties expressly agree that this Agreement shall be binding upon and inure to the benefit of their respective subsidiaries, affiliated companies, heirs, administrators, successors and assigns, as applicable.

     17. Modification. The parties understand and agree that this Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever except in writing duly executed by each of the Parties or their authorized representatives.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          THE CENTRIS GROUP, INC.

                                          By:      /s/ JOSE A. VELASCO
                                            ------------------------------------
                                            Name: Jose A. Velasco
                                            Title: Senior Vice President,
                                                 Chief Operations Officer,
                                                 Secretary and General Counsel

                                          CARGILE

                                          By:     /s/ DAVID L. CARGILE
                                            ------------------------------------
                                            David L. Cargile

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